Exhibit 99.1
Reynolds Consumer Products Reports
Third Quarter 2023 Financial Results

Accelerating Margins and Updating Earnings Estimates

Generating Strong Cash Flow and Improving Leverage

Gaining Product Category Share

LAKE FOREST, IL, November 8, 2023 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the third quarter ended September 30, 2023.
Third Quarter 2023 Highlights
•Net Revenues of $935 million, vs. $967 million in Q3 2022, down 3%
•Net Income of $78 million vs. $48 million in Q3 2022, up 63%, and $268 million for the trailing twelve months ended September 30, 2023
•Adjusted EBITDA of $165 million vs. $116 million in Q3 2022, up 42%, and $598 million for the trailing twelve months ended September 30, 2023
•Earnings Per Share of $0.37 vs. $0.23 in Q3 2022, up 61%
Adjusted Earnings Per Share of $0.37 vs. $0.24 in Q3 2022, up 54%
•Operating Cash Flow of $423 million in first nine months of 2023 vs. $118 million in first nine months of 2022

Net Income and Adjusted EBITDA increased 63% and 42%, respectively, over the prior year, driven by previously implemented pricing actions and lower operational costs, partially offset by higher SG&A. Net income was impacted by higher interest and income tax expense.

Operating cash flow of $423 million in the first nine months of 2023 represented a $305 million increase by comparison to operating cash flow for the same period in the prior year. Net debt to trailing twelve months Adjusted EBITDA improved from 3.8x on December 31, 2022 to 3.1x on September 30, 2023. Subsequent to quarter end, the Company made an additional $100 million voluntary payment on its term loan facility.

“RCP continues to perform very effectively in a dynamic operating environment, and I am extremely proud of all that our team has accomplished,” said Lance Mitchell, President and Chief Executive Officer. “We accelerated margin expansion and delivered earnings at the upper end of our guide driven by market share gains, continued execution of the Reynolds Cooking & Baking recovery plan and significant improvements in profitability of our other businesses. We are converting more of our earnings to cash through ongoing initiatives to reduce working capital and continued capital spending discipline. As a result, we anticipate 2023 earnings at the high end of our previous range and expect to return to leverage below three times Adjusted EBITDA by year end.”

On November 6, 2023, the Company acquired the privately held Atacama Manufacturing. Atacama Manufacturing is an innovation driven company that designs, formulates, manufactures and commercializes products that include recycled or renewable, plant-based materials. The Company is pleased to add significant materials development expertise and innovation capabilities as we pursue future growth in sustainable products.

Reynolds Cooking & Baking
•Net revenues decreased $15 million, or 5%, to $312 million
•Adjusted EBITDA increased $18 million, or 55%, to $51 million

Adjusted EBITDA increased 55% reflecting continuation of the Reynolds Cooking & Baking recovery and lower operational costs, partially offset by lower pricing and higher advertising costs.

Implementation of the Reynolds Cooking & Baking recovery plan continues to progress exceptionally well. In the third quarter, the Company again achieved volume, operational and gross profit objectives established at the start of the year driven by commercial initiatives and execution of comprehensive plans to strengthen manufacturing consistency and reliability.

Volume was down 3% for the quarter. The 1% increase in retail volume in the third quarter was more than offset by volume declines in our non-retail sales. Retail volume was driven by advertising, innovation, significant market share gains and a strong consumer response to summer holiday promotions. Third quarter highlights include continued share gains for Reynolds Wrap®, national roll out of Reynolds Kitchens® Stay Flat Parchment Paper with SmartGrid® and further distribution gains for Reynolds Kitchens® Air Fryer liners.
Hefty Waste & Storage
•Net revenues increased $7 million, or 3%, to $244 million
•Adjusted EBITDA increased $27 million, or 61%, to $71 million

Adjusted EBITDA increased 61% as a result of previously implemented pricing actions and lower operational costs.

Volume increased 1% as Hefty gained additional share of waste bags in the quarter driven by strong innovation. Hefty Fabuloso® Lavender and Lemon gained additional distribution, resulting in $150 million in Hefty Fabuloso® retail sales over the last twelve months and recognition by Circana (previously known as IRI) with a top-three 2023 Pacesetter award.

Hefty launched a new product entry in the food bag segment with a press-to-close bag available in multiple sizes.
Hefty Tableware
•Net revenues decreased $18 million, or 7%, to $233 million
•Adjusted EBITDA increased $17 million, or 71%, to $41 million

Adjusted EBITDA increased 71% driven by previously implemented pricing actions and lower operational costs, partially offset by higher advertising costs.

Volume decreased 11%, in line with the category, in response to significant retail price increases over the last three years and consumers’ emphasis on affordability. Hefty maintained category share, benefiting from planned increases in promotion and advertising.

Hefty® Zoo Pals™ plates were reintroduced resulting in widespread media coverage including over 3 billion social media impressions following the online only relaunch.

Presto Products
•Net revenues decreased $3 million, or 2%, to $152 million
•Adjusted EBITDA increased $8 million, or 35%, to $31 million

Adjusted EBITDA increased 35% reflecting lower operational costs.

Volume decreased 3% driven by SKU rationalization and lower specialty product demand. Presto continued to increase share of store brand press-to-close food bags in the quarter. Innovation highlights include the recent launch of renewable sandwich bags made with sustainable resin based technology blended with plant and ocean materials. These Bio-Based bags are made with 20% plant and ocean materials using a proprietary blended technology that employs a reduced amount of traditional plastic by comparison to standard food bags.

Year to Date 2023 Highlights

• Net Revenues of $2,750 million, up 1% over comparable prior year period
• Net Income of $161 million vs. $152 million in the comparable prior year period
• Adjusted EBITDA of $398 million vs. $346 million in the comparable prior year period
• Earnings Per Share of $0.77 vs. $0.72 in the comparable prior year period; Adjusted Earnings Per Share of
$0.77 vs. $0.76 in the comparable prior year period

Net income increased 6% and Adjusted EBITDA increased 15% driven by previously implemented pricing actions and lower operational costs partially offset by higher SG&A. Net income was impacted by higher interest and income tax expense.

Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $124 million at September 30,2023, and outstanding debt was $1,981 million resulting in net debt of $1,857 million. This compares to cash and cash equivalents of $38 million, and outstanding debt of $2,091 million at December 31, 2022.

During the third quarter of 2023, the Company made a voluntary principal payment of $100 million on its term loan facility. Subsequent to September 30, 2023, the Company made an additional voluntary principal payment of $100 million on its term loan facility.

Capital expenditures were $77 million for the nine months ended September 30, 2023 compared to $86 million in the prior year.
Operating cash flow of $423 million in the nine months ended September 30, 2023 represents a $305 million increase by comparison to operating cash flow for the same period in the prior year primarily driven by improved earnings and the benefit of working capital reduction initiatives.

Fiscal Year and Fourth Quarter Outlook
The Company expects the following results for its fiscal year and fourth quarter ending December 31, 2023:

	Prior Full Year 2023 Outlook	Updated Full Year 2023 Outlook
Net revenues	+/-1%	-2%
Net income⁽¹⁾	$281 to $296 million	$288 to $296 million
Adjusted EBITDA	$615 to $635 million	$625 to $635 million
Earnings per share⁽¹⁾	$1.34 to $1.41	$1.37 to $1.41
Net debt	$1.8 to $1.9 billion	$1.8 billion

Q4 2023 Outlook
Net revenues	-9% to -7%
Net income⁽¹⁾	$127 million to $135 million
Adjusted EBITDA	$227 to $237 million
Earnings per share⁽¹⁾	$0.60 to $0.64
(1)The Company is not providing projected adjusted net income or adjusted earnings per share, as it does not anticipate using or presenting such non-GAAP metrics in these periods.

Commodity costs remain broadly consistent with Company expectations when it reported second quarter 2023 results.

The Company expects fourth quarter net revenues to be approximately 7% to 9% lower than prior year net revenues of $1,089 million, consisting of 2% lower pricing and 5% to 7% lower volume.
•Consolidated retail volume is estimated to be down 2% to 4%, consisting of stable to growing volume in the Company’s three largest categories (aluminum foil, waste bags and food bags) and lower disposable tableware volume driven by category elasticity.
•Hefty is holding share in relevant disposable tableware segments and is stimulating consumer demand through a series of measures including increases in planned advertising, adjustments to planned promotions and smaller pack sizes.
•Consolidated non-retail sales are estimated to be down $40 million by comparison to $75 million in the prior year.

The Company expects full-year net revenues to be approximately 2% lower than prior year net revenues of $3,817 million, consisting of 2% higher pricing and 4% lower volume.
•Consolidated retail volume is estimated to be down 2% from consolidated retail volume in the prior year.
•Consolidated non-retail sales are estimated to be down $70 million by comparison to $268 million in the prior year.

“I am pleased to welcome Scott Huckins to the RCP team and look forward to partnering with him as he becomes our next Chief Financial Officer, effective November 13, 2023, and through my retirement early next year,” said Michael Graham, Chief Financial Officer. “Scott enters RCP at a great moment in the history of our company. Our balance sheet is strong, our earnings and cash flow are growing and we have significant opportunities for additional growth.”

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 30, 2023, to shareholders of record as of November 16, 2023.

Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® tableware and trash bags, in addition to dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our fourth quarter and fiscal year 2023 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net revenues	$914	$938	$2,689	$2,652
Related party net revenues	21	29	61	77
Total net revenues	935	967	2,750	2,729
Cost of sales	(686)	(789)	(2,117)	(2,199)
Gross profit	249	178	633	530
Selling, general and administrative expenses	(115)	(90)	(327)	(264)
Other income (expense), net	—	(5)	—	(17)
Income from operations	134	83	306	249
Interest expense, net	(31)	(20)	(91)	(48)
Income before income taxes	103	63	215	201
Income tax expense	(25)	(15)	(54)	(49)
Net income	$78	$48	$161	$152

Earnings per share:
Basic	$0.37	$0.23	$0.77	$0.72
Diluted	$0.37	$0.23	$0.77	$0.72

Weighted average shares outstanding:
Basic	210.0	209.9	210.0	209.8
Diluted	210.0	209.9	210.0	209.9

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of September 30, 2023	As of December 31, 2022
Assets
Cash and cash equivalents	$124	$38
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	345	348
Other receivables	4	15
Related party receivables	9	7
Inventories	576	722
Other current assets	48	41
Total current assets	1,106	1,171
Property, plant and equipment (net of accumulated depreciation of $878 and $821)	719	722
Operating lease right-of-use assets, net	57	65
Goodwill	1,879	1,879
Intangible assets, net	1,009	1,031
Other assets	68	61
Total assets	$4,838	$4,929
Liabilities
Accounts payable	$237	$252
Related party payables	30	46
Current portion of long-term debt	—	25
Current operating lease liabilities	16	14
Income taxes payable	1	14
Accrued and other current liabilities	183	145
Total current liabilities	467	496
Long-term debt	1,981	2,066
Long-term operating lease liabilities	44	53
Deferred income taxes	364	365
Long-term postretirement benefit obligation	34	34
Other liabilities	56	47
Total liabilities	$2,946	$3,061
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,392	1,385
Accumulated other comprehensive income	52	52
Retained earnings	448	431
Total stockholders’ equity	1,892	1,868
Total liabilities and stockholders’ equity	$4,838	$4,929

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Nine Months Ended September 30,
	2023	2022
Cash provided by operating activities
Net income	$161	$152
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	92	87
Deferred income taxes	(3)	(1)
Stock compensation expense	10	4
Change in assets and liabilities:
Accounts receivable, net	3	27
Other receivables	11	—
Related party receivables	(2)	—
Inventories	146	(213)
Accounts payable	(5)	40
Related party payables	(16)	6
Income taxes payable / receivable	(11)	—
Accrued and other current liabilities	39	23
Other assets and liabilities	(2)	(7)
Net cash provided by operating activities	423	118
Cash used in investing activities
Acquisition of property, plant and equipment	(77)	(86)
Net cash used in investing activities	(77)	(86)
Cash used in financing activities
Repayment of long-term debt	(113)	(19)
Dividends paid	(144)	(144)
Other financing activities	(3)	—
Net cash used in financing activities	(260)	(163)
Net increase (decrease) in cash and cash equivalents	86	(131)
Cash and cash equivalents at beginning of period	38	164
Cash and cash equivalents at end of period	$124	$33

Cash paid:
Interest	86	42
Income taxes	65	49

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended September 30, 2023	$312	$244	$233	$152	$(6)	$935
Three Months Ended September 30, 2022	327	237	251	155	(3)	967
Nine Months Ended September 30, 2023	916	705	708	441	(20)	2,750
Nine Months Ended September 30, 2022	889	704	701	447	(12)	2,729
Adjusted EBITDA
Three Months Ended September 30, 2023	$51	$71	$41	$31	$(29)	$165
Three Months Ended September 30, 2022	33	44	24	23	(8)	116
Nine Months Ended September 30, 2023	94	188	117	78	(79)	398
Nine Months Ended September 30, 2022	97	135	72	67	(25)	346
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended September 30, 2023 vs. the Three Months Ended September 30, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	(2)%	(3)%	(5)%
Hefty Waste & Storage	2%	1%	3%
Hefty Tableware	4%	(11)%	(7)%
Presto Products	1%	(3)%	(2)%
Total RCP	1%	(4)%	(3)%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2023 vs. the Nine Months Ended September 30, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	(1)%	4%	3%
Hefty Waste & Storage	3%	(3)%	—%
Hefty Tableware	9%	(8)%	1%
Presto Products	1%	(2)%	(1)%
Total RCP	3%	(2)%	1%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” and “Net debt to trailing twelve months Adjusted EBITDA” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs, as well as other non-recurring costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus IPO and separation-related costs, as well as other non-recurring costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above).
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and fourth quarter 2023, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2023 to expected total debt, or expected ratios involving Net Debt, without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of non-GAAP measures used in this release (with the exception of our December 31, 2023 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(in millions)		(in millions)
Net income – GAAP	$78	$48	$161	$152
Income tax expense	25	15	54	49
Interest expense, net	31	20	91	48
Depreciation and amortization	31	30	92	87
IPO and separation-related costs (1)	—	3	—	10
Adjusted EBITDA (Non-GAAP)	$165	$116	$398	$346
(1)Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS
(amounts in millions, except per share data)

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$78	210	$0.37	$48	210	$0.23
Adjustments:
IPO and separation-related costs (1)	—	210	—	2	210	0.01
Adjusted (Non-GAAP)	$78	210	$0.37	$50	210	$0.24
(1)Amounts are after tax, calculated using a tax rate of 24.0% for the three months ended September 30, 2022, which is our effective tax rate for the period presented.

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$161	210	$0.77	$152	210	$0.72
Adjustments:
IPO and separation-related costs (1)	—	210	—	8	210	0.04
Adjusted (Non-GAAP)	$161	210	$0.77	$160	210	$0.76
(1)    Amounts are after tax, calculated using a tax rate of 24.5% for the nine months ended September 30, 2022, which is our effective tax rate for the period presented.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended September 30, 2023	Twelve Months Ended December 31, 2022
	(in millions)
Net income – GAAP	$268	$258
Income tax expense	84	80
Interest expense, net	119	76
Depreciation and amortization	122	117
IPO and separation-related costs (1)	3	12
Other	2	3
Adjusted EBITDA (Non-GAAP)	$598	$546
(1)Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.
Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of September 30, 2023
Current portion of long-term debt	$—
Long-term debt	1,981
Total debt	1,981
Cash and cash equivalents	(124)
Net debt (Non-GAAP)	$1,857
For the twelve months ended September 30, 2023
Adjusted EBITDA (Non-GAAP)	$598

Net Debt to Trailing Twelve Months Adjusted EBITDA	3.1x

As of December 31, 2022
Current portion of long-term debt	$25
Long-term debt	2,066
Total debt	2,091
Cash and cash equivalents	(38)
Net debt (Non-GAAP)	$2,053
For the twelve months ended December 31, 2022
Adjusted EBITDA (Non-GAAP)	$546

Net Debt to Trailing Twelve Months Adjusted EBITDA	3.8x

Reynolds Consumer Products Inc.
Reconciliation of Q3 2023 and FY2023 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
	Low	High	Low	High
Net income (GAAP)	$127	$135	$288	$296
Income tax expense	43	45	97	99
Interest expense, net	28	28	119	119
Depreciation and amortization	29	29	121	121
Adjusted EBITDA	$227	$237	$625	$635